Exhibit 99

                                First Banks, Inc.
                               St. Louis, Missouri

Contacts: Allen H. Blake                     Terrance M. McCarthy
          President and                      Senior Executive Vice President and
          Chief Executive Officer            Chief Operating Officer
          First Banks, Inc.                  First Banks, Inc.
          (314) 592-5000                     (314) 592-5000

Traded:   NASDAQ
Symbol:   FBNKM   - (First Preferred Capital Trust III,  an affiliated  trust of
                    First Banks, Inc.)

Traded:   NYSE
Symbol:   FBSPrA  - (First Preferred  Capital Trust IV, an  affiliated  trust of
                    First Banks, Inc.)

FOR IMMEDIATE RELEASE:

             First Banks, Inc. Announces Third Quarter 2006 Earnings

         St. Louis, Missouri, October 26, 2006. First Banks, Inc. ("First Banks" or the "Company") reported earnings of $29.7 million for the three months ended September 30, 2006, compared to $27.5 million for the comparable period in 2005. The Company reported earnings of $80.7 million for the nine months ended September 30, 2006, compared to $76.5 million for the comparable period in 2005. The Company's return on average assets for the three and nine months ended September 30, 2006 was 1.22% and 1.14%, respectively, compared to 1.23% and 1.17% for the comparable periods in 2005, and the Company's return on average stockholders' equity was 16.01% and 15.08% for the three and nine months ended September 30, 2006, respectively, compared to 16.61% and 16.26% for the comparable periods in 2005. Net income for the three and nine months ended
September 30, 2006 reflects increased net interest income and noninterest income, partially offset by an increase in the provision for loan losses and higher noninterest expense.

         Allen H. Blake, President and Chief Executive Officer of First Banks, said, "Our financial performance for the third quarter of 2006 reflects our ongoing commitment to strengthen earnings through internal strategies supplemented with growth through acquisitions of banks and other financial service companies in our target markets. We continue our efforts to improve asset quality and have realized a 13% reduction in nonperforming assets during the year. Our net interest income for the quarter increased 20% over the same quarter last year, reflective of a 45 basis point increase in our net interest margin and an 8% increase in our interest-earning assets. Additionally, we recently expanded our use of derivative financial instruments in conjunction with planned hedging strategies associated with our interest rate risk management program." Mr. Blake added, "Fees associated with our insurance brokerage subsidiary acquired in early 2006 contributed to an increase in our noninterest income. While our acquisition activity in 2005 and 2006 has greatly expanded our banking franchise in several key dynamic market areas, this growth has also resulted in higher overall expense levels associated with expansion of our branch office network and employee base."

         First Banks expanded its banking franchise in southern California with the acquisition of San Diego Community Bank in Chula Vista, California on August 15, 2006, adding three additional branch offices in the San Diego market area. First Banks also completed its acquisition of TeamCo, Inc., the parent company of Oak Lawn Bank, in Oak Lawn, Illinois on August 31, 2006, adding two additional branch offices in the Chicago market area. Furthermore, First Banks announced plans during the quarter to acquire three branch offices of MidAmerica National Bank in central Illinois, which will expand its presence in Peoria and add one branch office in Bloomington, and announced plans to acquire one branch office of First Bank of Beverly Hills, in Beverly Hills, California.

         The Company's assets increased $590.4 million to $9.76 billion at September 30, 2006, from $9.17 billion at December 31, 2005, primarily attributable to growth through acquisitions in the Company's target markets as well as internal growth. Loans, net of unearned discount, increased $696.7 million to $7.72 billion at September 30, 2006, from $7.02 billion at December 31, 2005, reflecting internal loan growth and the addition of $391.0 million of loans associated with the Company's acquisitions. This increase in loans was partially offset by a decrease of $138.9 million resulting from the securitization of certain residential mortgage loans held in the Company's loan portfolio that were transferred to the investment portfolio during the first and second quarters of 2006, and the sale of $100.0 million of certain other residential mortgage loans during the third quarter of 2006. The Company's investment portfolio declined $163.5 million to $1.18 billion at September 30, 2006, from $1.34 billion at December 31, 2005, primarily attributable to maturities and the sale of securities associated with the termination of $200.0 million of term repurchase agreements to better position the overall interest rate risk profile, partially offset by an increase associated with the loan securitization previously discussed and an increase in the trading portfolio. Deposits increased $557.0 million to $8.10 billion at September 30, 2006, from $7.54 billion at December 31, 2005, reflecting internal growth through enhanced product and service offerings and marketing campaigns, as well as the Company's acquisition activity in 2006, which added $271.3 million of deposits. A decline in other borrowings of $147.0 million to $392.2 million at September 30, 2006 resulted from the net repayment of $39.3 million of Federal Home Loan Bank advances that were acquired with bank acquisitions and the termination of $200.0 million of term repurchase agreements in the first six months of 2006, partially offset by the addition of a $100.0 million term repurchase agreement in the third quarter of 2006. In addition, the Company reduced its notes payable by $25.0 million during the first nine months of 2006. The reductions in other borrowings and notes payable were partially offset by an increase in subordinated debentures, which was attributable to the issuance of $87.6 million of subordinated debentures in private placements through three newly formed statutory trusts during the first and second quarters of 2006 to provide additional capital resources for continued growth.

         Net interest income increased to $99.2 million and $285.7 million for the three and nine months ended September 30, 2006, respectively, compared to $82.6 million and $238.5 million for the comparable periods in 2005, representing increases of $16.5 million and $47.2 million, respectively. Net interest margin increased to 4.45% and 4.39% for the three and nine months ended September 30, 2006, respectively, compared to 4.00% and 3.97% for the same periods in 2005. The increased net interest income for the first nine months of 2006 over the comparable period in 2005 is primarily attributable to an increase in average interest-earning assets and higher yields on those assets stemming from internal growth, growth through acquisitions and increased interest rates. The increase in interest income was partially offset by increased interest expense related to higher deposit balances coupled with higher interest rates paid on deposits and on short-term and long-term borrowings. Average interest-earning assets increased to $8.88 billion and $8.74 billion for the three and nine months ended September 30, 2006, respectively, from $8.22 billion and $8.06 billion for the comparable periods in 2005, reflecting increases in average loans of $1.18 billion and $1.09 billion, respectively, partially offset by decreases in average investment securities of $502.0 million and $427.1 million, respectively. Average deposits increased $805.8 million and $784.6 million for the three and nine months ended September 30, 2006, respectively, compared to the same periods in 2005.

         Nonperforming assets were $86.0 million at September 30, 2006, compared to $78.5 million at June 30, 2006 and $99.2 million at December 31, 2005. Nonperforming loans were $79.1 million, or 1.02% of loans, net of unearned discount, at September 30, 2006, compared to $73.0 million, or 0.96% of loans, net of unearned discount, at June 30, 2006, and $97.2 million, or 1.38% of loans, net of unearned discount, at December 31, 2005. The increase in nonperforming assets during the third quarter of 2006 primarily reflects the placement of two credit relationships on nonaccrual status, partially offset by a write-down of $1.1 million on a nonperforming loan that was transferred from loans held for sale to the loan portfolio. The 13% overall reduction in nonperforming assets during the first nine months of 2006 primarily resulted from the sale of approximately $32.5 million of acquired nonperforming loans that had been transferred to the held for sale portfolio in December 2005 in connection with the Company's plan to reduce nonperforming assets, and loan payoffs of various credits, including the payoff of a $12.4 million nonperforming loan held for sale.

         The allowance for loan losses was $149.3 million at September 30, 2006, compared to $147.4 million and $135.3 million at June 30, 2006 and December 31, 2005, respectively, representing 188.79%, 201.81% and 139.23% of nonperforming loans, respectively. The Company recorded a provision for loan losses of $2.0 million and $8.0 million for the three and nine months ended September 30, 2006, respectively, reflecting loan portfolio growth during 2006 and an increase in nonperforming loans during the second and third quarters of 2006. The Company recorded a negative provision for loan losses of $8.0 million for the nine months ended September 30, 2005 commensurate with the decreasing credit risk that existed in the loan portfolio during that period. The Company did not record a provision for loan losses for the three months ended September 30, 2005. The Company recorded net loan charge-offs of $1.3 million for the three months ended September 30, 2006 and net loan recoveries of $772,000 for the nine months ended September 30, 2006, compared to net loan charge-offs of $1.8 million and $4.7 million for the three and nine months ended September 30, 2005, respectively. Net loan recoveries for 2006 include a loan recovery of $5.0 million on the payoff of a single nonperforming loan in the first quarter of 2006 that had been transferred to the held for sale portfolio in December 2005.

         Noninterest income was $30.0 million and $81.4 million for the three and nine months ended September 30, 2006, respectively, compared to $24.9 million and $72.4 million for the comparable periods in 2005, reflecting increases of 20% and 13%, respectively. Noninterest income for 2006 reflects increased service charges on deposit accounts and customer service fees related to higher deposit balances, increased commission fee income associated with the Company's insurance brokerage agency acquired in March 2006, increased loan servicing income, primarily attributable to a reduction in impairment charges associated with small business lending servicing assets, and increased gains on sales of other assets including a $2.8 million gain recognized in September 2006 on the cash exchange of stock received as settlement in full of a previously charged-off loan. The increased noninterest income was partially offset by reduced gains on loans sold and held for sale, including a $1.1 million write-down of a nonperforming loan held for sale and the transfer of the loan into the loan portfolio, as previously discussed. Noninterest income also reflects net gains of $1.6 million and net losses of $2.4 million on investment securities for the three and nine months ended September 30, 2006, respectively.

         Noninterest expense was $80.5 million and $236.3 million for the three and nine months ended September 30, 2006, respectively, compared to $67.9 million and $201.9 million for the comparable periods in 2005. The Company's efficiency ratio was 62.30% and 64.38% for the three and nine months ended September 30, 2006, respectively, compared to 63.06% and 64.93% for the comparable periods in 2005. The increase in expense levels for 2006 is primarily attributable to increased salaries and employee benefits expense, occupancy expense and amortization of intangible assets, and is commensurate with the Company's significant expansion of its branch office network and employee base as a result of the 2005 and 2006 acquisitions, branch purchases and de novo branch openings. This growth reflects the addition of ten branch offices in 2005, the addition of ten branch offices and the acquisition of an insurance premium finance company and an insurance brokerage agency during the first nine months of 2006, and a 15% increase in the Company's employee base, on a full-time equivalent basis, from September 30, 2005 to September 30, 2006. Salaries and employee benefits expense increased $6.8 million and $21.4 million for the three and nine months ended September 30, 2006, respectively, compared to the comparable periods in 2005, and occupancy expenses increased $1.7 million and $3.9 million for the three and nine months ended September 30, 2006, respectively, compared to the comparable periods in 2005. In addition to the Company's continued growth, the overall increase in noninterest expense also reflects a significantly higher level of charitable contributions.

         First Banks had assets of $9.76 billion at September 30, 2006 and currently operates 186 branch banking offices in California, Illinois, Missouri and Texas.

                                      # # #


This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks' plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks' management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulation. Additional factors which may cause First Banks' results to differ materially from those described in the forward-looking statements may be found in First Banks' most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking statements
                            ------------------
in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

                                             FIRST BANKS, INC.
                                             FINANCIAL SUMMARY
                                   (in thousands, except per share data)
                                               (unaudited)


                                          Selected Operating Data

                                                                Three Months Ended       Nine Months Ended
                                                                   September 30,           September 30,
                                                              ----------------------  ----------------------
                                                                 2006        2005        2006        2005
                                                                 ----        ----        ----        ----

   Interest income..........................................  $ 168,293     127,801     473,258     357,217
   Interest expense.........................................     69,109      45,155     187,528     118,671
                                                              ---------    --------    --------    --------
       Net interest income..................................     99,184      82,646     285,730     238,546
   Provision for loan losses................................      2,000          --       8,000      (8,000)
                                                              ---------    --------    --------    --------
       Net interest income after provision for loan losses..     97,184      82,646     277,730     246,546
                                                              ---------    --------    --------    --------
   Noninterest income.......................................     29,994      24,948      81,370      72,354
   Noninterest expense......................................     80,473      67,852     236,339     201,882
                                                              ---------    --------    --------    --------
       Income before provision for income taxes and
           minority interest in loss of subsidiary..........     46,705      39,742     122,761     117,018
   Provision for income taxes...............................     17,249      13,265      42,452      41,568
                                                              ---------    --------    --------    --------
       Income before minority interest in
           loss of subsidiary...............................     29,456      26,477      80,309      75,450
   Minority interest in loss of subsidiary..................       (204)     (1,036)       (440)     (1,036)
                                                              ---------    --------    --------    --------
       Net income...........................................  $  29,660      27,513      80,749      76,486
                                                              =========    ========    ========    ========

   Basic earnings per common share..........................  $1,245.28    1,154.52    3,390.62    3,210.44
                                                              =========    ========    ========    ========

   Diluted earnings per common share........................  $1,231.06    1,139.46    3,347.84    3,163.13
                                                              =========    ========    ========    ========


                                          Selected Financial Data

                                                                         September 30,     December 31,
                                                                             2006              2005
                                                                             ----              ----

   Total assets.......................................................... $9,760,688        9,170,333
   Investment securities.................................................  1,177,236        1,340,783
   Loans, net of unearned discount.......................................  7,717,470        7,020,771
   Allowance for loan losses.............................................    149,310          135,330
   Deposits..............................................................  8,098,863        7,541,831
   Other borrowings......................................................    392,210          539,174
   Notes payable.........................................................     75,000          100,000
   Subordinated debentures...............................................    304,547          215,461
   Stockholders' equity..................................................    763,883          678,938
   Nonperforming assets..................................................     86,012           99,221


                                          Selected Financial Ratios

                                                              Three Months Ended          Nine Months Ended
                                                                 September 30,              September 30,
                                                             --------------------        -------------------
                                                               2006        2005            2006       2005
                                                               ----        ----            ----       ----

   Return on average assets.................................   1.22%       1.23%           1.14%      1.17%
   Return on average equity.................................  16.01       16.61           15.08      16.26
   Net interest margin......................................   4.45        4.00            4.39       3.97
   Efficiency ratio.........................................  62.30       63.06           64.38      64.93
